Exhibit 99.1

Media contact:

Karla Olsen,

director, corporate

communications

Phone: 888.613.0003

FAX: 316.261.6769

karla.olsen@WestarEnergy.com

Investor contact:

Bruce Burns,

director, investor relations

Phone: 785.575.8227

bruce.burns@WestarEnergy.com

WESTAR ENERGY ANNOUNCES FIRST QUARTER 2008 RESULTS

Tax benefit increases first quarter earnings

TOPEKA, Kan., May 9, 2008 — Recognizing a large federal income tax benefit in the quarter, Westar Energy, Inc. (NYSE:WR) today announced earnings of $60.9 million, or $0.63 per share, for the first quarter 2008 compared with earnings of $29.9 million, or $0.34 per share, for the first quarter 2007. The increase in quarterly earnings was primarily the result of a $39.4 million, or $0.40 per share, net earnings benefit from the completion of a federal income tax audit covering multiple years. Setting aside the net earnings benefit of the completed tax audit, first quarter 2008 earnings were $21.5 million, or $0.23 per share. Earnings per share also reflect an additional 10.3 million shares issued since the first quarter 2007 to fund the company’s growth plan.

“Earnings in the first quarter 2008 were consistent with our expectations, “ said Bill Moore, Westar Energy president and chief executive officer. “We expected earnings in the quarter apart from the tax benefit to be down compared to last year, largely because of capital investments we have made to serve customers that are not yet reflected in our prices. Earnings

Westar Energy announces first quarter 2008 results, page 2 of 5 per share were also affected by the additional equity we have issued to fund our growth plan. As planned, we intend to file a rate case later this month and request an increase in our prices to recognize these capital investments and equity additions.”

2008 First Quarter Results Compared with 2007 First Quarter Results

The company reported first quarter 2008 revenues of $406.8 million, $36.5 million higher than first quarter 2007 revenues of $370.3 million. Retail sales increased $15.2 million, or 6 percent, due primarily to increased recovery in rates of fuel and purchased power costs and higher customer demand due to normal growth in the retail customer base and colder weather. Wholesale sales increased $18.4 million, or 22 percent, due principally to sales made pursuant to a long-term wholesale sale agreement entered into in April 2007.

Total operating expenses increased $52.7 million, due principally to higher fuel and purchased power expense and higher operating and maintenance expense. Fuel and purchased power expense increased $43.0 million, or 42 percent, due principally to planned maintenance outages at two of the company’s lower cost base load generating units. As a result, a larger portion of the power required to serve customers was generated at the company’s higher cost natural gas-fired facilities and purchased from others. Purchased power increased $18.5 million reflecting a 60 percent increase in the volume purchased. Operating and maintenance expense increased $8.4 million, or 8 percent, due primarily to an increase in transmission network costs and increased planned maintenance costs at the company’s generating stations.

The completion of a federal income tax audit for the tax years 1995 through 2002 affected interest expense and income taxes. Interest expense for the first quarter 2008 was $10.7 million, a decrease of $14.8 million, due primarily to the reversal of $17.8 million of accrued interest

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related to a previously established tax expense reserve. The decrease was partially offset by higher interest expense due to higher debt balances associated with funding the company’s growth plan and additional interest expense associated with a capital lease related to the 8 percent leasehold interest in Jeffrey Energy Center the company acquired in April 2007.

Income taxes decreased $30.3 million due primarily to a $28.7 million reversal of income tax reserves due to the completion of the federal income tax audit.

2008 Earnings Guidance

Westar Energy affirmed its previously announced 2008 full-year earnings guidance of $1.50 to $1.65 per share. Westar Energy’s 2008 Earnings Drivers, dated February 29, 2008, available on the company’s web site, provide the company’s earnings guidance and the earnings drivers and adjustments used in arriving at 2008 full-year earnings guidance.

Additional Earnings Information and Conference Call

In conjunction with the earnings release, Westar Energy has posted on its Web site a package of more detailed financial information related to its first quarter performance. The materials are available under Investor Presentations in the Investor Relations section of the company Web site.

Westar Energy’s conference call with the investment community will be at 10 a.m. Eastern Time (9 a.m. Central) on May 9, 2008. Bill Moore, president and chief executive officer, will host the call. Investors, media and the public may listen to the conference call by dialing 888-679-8018, participant code 56103019. Listeners may access a live webcast of the conference call via the company’s Web site, www.WestarEnergy.com. A replay of the call will be available on the Web site. Members of the news media may direct follow-up questions to Karla Olsen.

Westar Energy announces first quarter 2008 results, page 4 of 5

Westar Energy, Inc. (NYSE: WR) is the largest electric utility in Kansas, providing electric service to about 675,000 customers in the state. Westar Energy has about 6,200 megawatts of electric generation capacity and operates and coordinates approximately 33,000 miles of electric distribution and transmission lines.

For more information about Westar Energy, visit us on the Internet at http://www.WestarEnergy.com.

Forward-looking statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend,” “guidance” or words of similar meaning. Forward-looking statements describe future plans, objectives, expectations or goals. Although Westar Energy believes that its expectations are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. Therefore, actual results could vary materially from what we expect. Please review our Annual Report on Form 10-K for the period ended December 31, 2007 and our Report on Form 10-Q for the period ended March 31, 2008 for important risk factors that could cause results to differ materially from those in any such forward-looking statements. Any forward-looking statement speaks only as of the date such statement was made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.

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Attachment 1

WESTAR ENERGY, INC.

CONSOLIDATED INCOME STATEMENT

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended March 31
	2008	2007	Change
Sales	$406,827	$370,306	$36,521

Fuel and purchased power	146,449	103,409	43,040
Operating and maintenance	116,018	107,588	8,430
Depreciation and amortization	48,896	45,719	3,177
Selling, general and administrative	41,656	43,645	(1,989)

Total Operating Expenses	353,019	300,361	52,658

Income from Operations	53,808	69,945	(16,137)

Other expense	(222)	(2,311)	2,089
Interest expense	10,690	25,445	(14,755)
Income tax expense (benefit)	(18,240)	12,014	(30,254)

Net Income	61,136	30,175	30,961

Preferred dividends	242	242	—

Earnings Available for Common Stock	$60,894	$29,933	$30,961

Basic Earnings Per Share	$0.63	$0.34	$0.29

Average equivalent common shares outstanding	97,416	87,947